Contact:   Edward F. Seserko

    President and CEO
    (412) 681-8400

     For Immediate Release
     July 24, 2012

EUREKA FINANCIAL CORP. ANNOUNCES EARNINGS
FOR THE THREE AND NINE MONTHS ENDED JUNE 30, 2012

Pittsburgh, Pennsylvania – Eureka Financial Corp., (the “Company”), the parent holding company for Eureka Bank (the Bank), Pittsburgh, Pennsylvania, today announced earnings for the three and nine months ended June 30, 2012.  For the three months ended June 30, 2012, the Company reported net income of $352,000, or $0.28 diluted earnings per share, as compared to net income of $422,000, or $0.34 diluted earnings per share, for the three months ended June 30, 2011.  For the nine months ended June 30, 2012, the Company reported net income of $1,131,000, or $0.90 diluted earnings per share, as compared to net income of $964,000, or $0.75 diluted earnings per share, for the nine months ended June 30, 2011.  The changes in net income reflected an increase in net interest income, due to an increase in our loan portfolio, offset by an increase in non-interest expense and income tax expense.

The Bank, founded in 1886, is a federally chartered stock savings bank and operates two offices in Pittsburgh.  The Company’s common stock trades in the over-the-counter market under the symbol “EKFC.”

The foregoing material may contain forward-looking statements concerning the financial condition, results of operations and business of the Company.  We caution that such statements are subject to a number of uncertainties and actual results could differ materially and, therefore, readers should not place undue reliance on any forward-looking statements.  The Company does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

	EUREKA FINANCIAL CORPORATION
	Selected Financial Data
	(Dollars in thousands except per share data)

	(Unaudited)	(Unaudited)
	June 30,	September 30,
	2012	2011

Total assets	$144,371	$137,515
Cash and investments	30,665	28,988
Loans receivable, net	109,320	104,456
Allowance for loan losses	(1,082)	(1,000)
Deposits	119,772	114,784
Total liabilities	121,642	116,050
Stockholders' equity	$22,729	$21,465

Nonaccrual loans	$38	$22
Repossessed assets	100	---
Total nonperforming assets	$138	$22

Allowance for loan losses to loans receivable, net	0.99%	0.96%
Nonperforming loans to net loans	0.03%	0.02%
Nonperforming assets to total assets	0.10%	0.02%
Book value per share	$17.00	$16.33
Number of common shares outstanding	1,336,682	1,314,705

	(Unaudited)		(Unaudited)
	Three Months Ended		Nine Months Ended
	March 31,	June 30,	March 31,	June 30,
	2012	2011	2012	2011

Interest income	$1,723	$1,697	$5,204	$4,977
Interest expense	323	416	993	1,353
Net interest income	1,400	1,281	4,211	3,624
Provision for loan losses	32	30	82	65

Net interest income after provision for loan losses	1,368	1,251	4,129	3,559
Noninterest income	20	24	60	59
Noninterest expense	819	785	2,365	2,210

Income before income taxes	569	490	1,824	1,408
Income tax expense	217	68	693	444

Net income	$352	$422	$1,131	$964

Net Income	$352,000	$422,000	$1,131,000	$964,000

Earnings Per Share - Basic and Diluted	$0.28	$0.34	$0.90	$0.75